EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS FIRST QUARTER

DILUTED EARNINGS OF 81¢ PER SHARE AND

DECLARES DIVIDEND OF 32¢ PER SHARE

SOUTHPORT, CONNECTICUT, May 8, 2018--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the first quarter of 2018 the Company reported net sales of $131.2 million and diluted earnings of 81¢ per share, compared with net sales of $167.4 million and diluted earnings of $1.21 per share in the first quarter of 2017.

The Company also announced today that its Board of Directors declared a dividend of 32¢ per share for the first quarter for stockholders of record as of May 22, 2018, payable on June 1, 2018. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income. The repurchase of 1.3 million shares of common stock in 2017 increased this dividend by 2¢ per share.

Chief Executive Officer Christopher J. Killoy made the following observations related to the Company’s 2018 first quarter performance:

•	In the first quarter of 2018, net sales decreased 22% and earnings per share decreased 33% from the first quarter of 2017. The decrease in earnings is attributable to the sales decline and the unfavorable de-leveraging of fixed manufacturing costs due to the decline in production volumes.

•	Effective January 1, 2018, the Company adopted Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606), which modified the timing of revenue recognition related to certain sales promotion activities involving the shipment of no charge firearms. Consequently, net sales in the first quarter of 2018 were reduced by $2.4 million. In addition, certain promotional expenses that had been classified as selling expenses in prior years were included in cost of products sold in 2018. As a result, the first quarter gross margin was reduced by approximately 3% and earnings per share was reduced by approximately 4¢.

•	The reduced effective tax rate in 2018, resulting from the Tax Cuts and Job Act of 2017, increased the quarterly diluted earnings per share by 11¢.

•	The repurchase of 1.3 million shares of common stock in 2017 increased the quarterly diluted earnings per share by 6¢.

•	Sales of new products, including the Pistol Caliber Carbine, the Mark IV pistol, the LCP II pistol, the EC9s pistol, the Security-9 pistol, and the Precision Rimfire Rifle, represented $37.2 million or 29% of firearm sales in the first quarter of 2018. New product sales include only major new products that were introduced in the past two years.

•	The estimated unit sell-through of the Company’s products from the independent distributors to retailers decreased 5% in the first quarter of 2018 from the comparable prior year period. For the same periods, the National Instant Criminal Background Check System background checks (as adjusted by the National Shooting Sports Foundation) increased 1%. The decrease in estimated sell-through of the Company’s products from the independent distributors to retailers is attributable to decreased overall consumer demand in the early stages of the first quarter of 2018, partially offset by increased demand in the latter part of the quarter.

•	Favorable distributor sell-through trends in the latter half of the quarter resulted in significant reductions of inventories at the Company and at the independent distributors. During the first quarter of 2018, the Company’s finished goods inventory decreased by 51,900 units and distributor inventories of the Company’s products decreased by 69,000 units.

•	Cash generated from operations during the first quarter of 2018 was $45 million. At March 31, 2018, our cash totaled $103 million. Our current ratio is 3.0 to 1 and we have no debt.

•	In the first quarter of 2018, capital expenditures totaled $1 million. We expect our 2018 capital expenditures to total approximately $15 million.

•	In the first quarter of 2018, the Company returned $4 million to its shareholders through the payment of dividends.

•	At March 31, 2018, stockholders’ equity was $238 million, which equates to a book value of $13.67 per share, of which $5.89 per share is cash.

Today, the Company filed its Quarterly Report on Form 10-Q. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release.

Tomorrow, May 9, 2018, Sturm, Ruger will host a webcast of its Annual Meeting of Shareholders at 9:00 a.m. MST (12:00 p.m. EDT) and plans to discuss the first quarter operating results. Interested parties can access the webcast at Ruger.com/corporate or by dialing 855-871-7398, participant code 4566028.

The Quarterly Report on Form 10-Q is available on the SEC website at www.sec.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. As a full-line manufacturer of American-made firearms, Ruger offers consumers over 600 variations of more than 40 product lines. For more than 60 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes the importance of these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31, 2018	December 31, 2017

Assets

Current Assets
Cash	$102,667	$63,487
Trade receivables, net	61,129	60,082

Gross inventories	73,762	87,592
Less LIFO reserve	(45,312)	(45,180)
Less excess and obsolescence reserve	(2,338)	(2,698)
Net inventories	26,112	39,714

Prepaid expenses and other current assets	2,985	3,501
Total Current Assets	192,893	166,784

Property, plant and equipment	359,490	365,013
Less allowances for depreciation	(262,381)	(261,218)
Net property, plant and equipment	97,109	103,795

Other assets	13,273	13,739
Total Assets	$303,275	$284,318

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

(Dollars in thousands, except per share data)

	March 31, 2018	December 31, 2017

Liabilities and Stockholders’ Equity

Current Liabilities
Trade accounts payable and accrued expenses	$28,161	$32,422
Contract liability to customers (Note 3)	9,308	—
Product liability	667	729
Employee compensation and benefits	15,755	14,315
Workers’ compensation	5,498	5,211
Income taxes payable	4,625	—
Total Current Liabilities	64,014	52,677

Product liability	82	90
Deferred income taxes	658	1,402

Contingent liabilities	—	—

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	—	—
Common Stock, par value $1:
Authorized shares – 40,000,000 2018 – 24,110,299 issued, 17,444,901 outstanding 2017 – 24,092,488 issued, 17,427,090 outstanding	24,110	24,092
Additional paid-in capital	28,737	28,329
Retained earnings	329,269	321,323
Less: Treasury stock – at cost 2018 – 6,665,398 shares 2017 – 6,665,398 shares	(143,595)	(143,595)
Total Stockholders’ Equity	238,521	230,149
Total Liabilities and Stockholders’ Equity	$303,275	$284,318

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended
	March 31, 2018	April 1, 2017

Net firearms sales	$129,883	$166,365
Net castings sales	1,276	990
Total net sales	131,159	167,355

Cost of products sold	95,339	111,602

Gross profit	35,820	55,753

Operating expenses:
Selling	8,337	13,539
General and administrative	8,887	8,343
Total operating expenses	17,224	21,882

Operating income	18,596	33,871

Other income:
Interest expense, net	(27)	(34)
Other income, net	332	354
Total other income, net	305	320

Income before income taxes	18,901	34,191

Income taxes	4,637	11,967

Net income and comprehensive income	$14,264	$22,224

Basic earnings per share	$0.82	$1.22

Diluted earnings per share	$0.81	$1.21

Cash dividends per share	$0.23	$0.44

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended
	March 31, 2018	April 1, 2017

Operating Activities
Net income	$14,264	$22,224
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	8,172	9,326
Slow moving inventory valuation adjustment	360	615
Stock-based compensation	1,144	686
Loss on sale of assets	—	31
Deferred income taxes	(744)	933
Changes in operating assets and liabilities:
Trade receivables	(1,047)	(8,151)
Inventories	13,242	(1,038)
Trade accounts payable and accrued expenses	(3,974)	(2,693)
Contract liability to customers	7,081	—
Employee compensation and benefits	1,361	(9,873)
Product liability	(70)	(453)
Prepaid expenses, other assets and other liabilities	898	(3,165)
Income taxes payable and prepaid income taxes	4,625	10,495
Cash provided by operating activities	45,312	18,937

Investing Activities
Property, plant and equipment additions	(1,402)	(7,232)
Cash used for investing activities	(1,402)	(7,232)

Financing Activities
Remittance of taxes withheld from employees related to share-based compensation	(718)	(2,492)
Repurchase of common stock	—	(53,469)
Dividends paid	(4,012)	(7,772)
Cash used for financing activities	(4,730)	(63,733)

Increase (decrease) in cash and cash equivalents	39,180	(52,028)

Cash and cash equivalents at beginning of period	63,487	87,126

Cash and cash equivalents at end of period	$102,667	$35,098

Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and one non-GAAP financial measure, EBITDA, which management believes provides useful information to investors. This non-GAAP financial measure may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measure should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA is useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates its EBITDA by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended
	March 31, 2018	April 1, 2017

Net income	$14,264	$22,224

Income tax expense	4,637	11,967
Depreciation and amortization expense	8,172	9,326
Interest expense, net	27	34
EBITDA	$27,100	$43,551